UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2008

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 8, 2008, Conexant Systems, Inc. (the "Company") completed the sale of certain assets related to its Broadband Media Processing business (the "Closing") to NXP B.V. ("NXP"), pursuant to the terms of an Asset Purchase Agreement dated April 29, 2008 (the "Agreement"). NXP paid to the Company an aggregate of approximately $110 million (of which $11 million was deposited into an escrow account). The escrow account will remain in place for twelve (12) months following the Closing to satisfy potential indemnification claims by NXP. Additional consideration of up to $35 million is payable to the Company contingent on the achievement of certain financial milestones through the end of the 2009 calendar year.

Assets sold pursuant to the Agreement include, among other things, specified patents, inventory, contracts and tangible assets. NXP assumed certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. Subject to certain exceptions and other provisions, each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters.

NXP and the Company also entered into an IP License Agreement, which became effective upon the Closing. Pursuant to the IP License Agreement, the Company granted to NXP a license to use certain of the Company's retained technology assets in connection with NXP's current and future products in certain fields of use, along with a patent license covering certain of the Company's retained patents to make, use, and sell such products (or, in some cases, components of such products). The licenses granted to NXP are nonexclusive, except that, for a limited period of time after the Closing, NXP has certain exclusive rights under the technology license in certain fields of use. In addition, NXP has granted back to the Company a license to use the technology assets that were sold by the Company to NXP in certain fields of use, along with a patent license in certain fields of use covering the patents that were sold by the Company to NXP. The licenses granted back to the Company are nonexclusive, except that, for a limited period of time after the Closing, the Company has certain exclusive rights under the technology license in certain fields of use. All of the licenses granted in the IP License Agreement are royalty-free and irrevocable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 14, 2008, Dwight W. Decker resigned as Chairman of the Board of the Company. D. Scott Mercer was appointed as Chairman of the Board, and he continues in his capacity as Chief Executive Officer. Mr. Decker continues to serve as a director of the Company.

Effective August 8, 2008, upon the close of the sale of the Company’s Broadband Media Processing product lines to NXP B.V., Lewis C. Brewster, Executive Vice President and General Manager, Broadband Media Processing, resigned as an employee of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 13, 2008, the Company updated its Bylaws to remove Article XI "Special Provisions Relating to Merger with GlobespanVirata" and all references thereto because the terms of this Article XI had expired. A copy of the Bylaws is attached to this report as Exhibit 3.1 and incorporated hereto by reference.

Item 5.05 Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On August 13, 2008, the Board amended the Company’s Insider Trading Policy. Under the amendments, the Company’s window for trading in its securities will generally open one business day after the release of quarterly earnings or of other material information instead of after two business days. In addition, the classes of persons subject to the Policy, who must pre-clear all transaction in the Company securities, has been broadened. A copy of the Insider Trading Policy is attached to this report as Exhibit 14.1 and incorporated hereto by reference.

Item 9.01 Financial Statements and Exhibits.

3.1 Bylaws of the Company as of August 13, 2008

14.1 Insider Trading Policy of the Company as of August 13, 2008

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

August 14, 2008	By:	Mark D. Peterson

Name: Mark D. Peterson
Title: Senior Vice President, Chief Legal Officer and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

3.1	Bylaws of the Company as of August 13, 2008
14.1	Insider Trading Policy of the Company as of August 13, 2008